EXHIBIT 10.1

Long Term Cash Incentive Plan
COLUMBIA SPORTSWEAR COMPANY
Effective January 1, 2019

Plan Overview

1.
This document provides information on the Long Term Cash Incentive Plan (hereafter referred to as the “LTI” or “the Plan”) of Columbia Sportswear Company (hereafter referred to as “the Company” or “Columbia”), which is set out in accordance with relevant laws and regulations

2.
The Plan is designed as an intrinsic portion of our total remuneration for designated managerial employees of Columbia. Participants will be entitled to an LTI award under this Plan provided that the prescribed performance conditions are met and they remain in employment with the Company for the specified period of time.

3.
All awards payable under the Plan are subject to the discretion and approval of the Compensation Committee of the Board of Directors. Information contained in this document does not create an employment contract and the Company reserves the right to amend, change or terminate all of part of the Plan as and when it shall see fit.

4.	The Plan is prepared in English. In the event of any ambiguous interpretation of the Plan in any other language, the English version shall prevail.

Contents

Chapter One: General Provisions	1
Chapter Two: Definitions	2
Chapter Three: Plan Participants	3
Chapter Four: Operational Model and Restrictions	4
Chapter Five: Grant of LTI Award	4
Chapter Six: Vesting and Invalidation of LTI Award	5
Chapter Seven: Rights and Duties of the Company and the Participants	6
Chapter Eight: Revision and Termination of the Plan	6
Chapter Nine: Supplementary Provisions	7

Columbia Sportswear Company
Long Term Cash Incentive Plan
Chapter One: General Provisions

1.
To attract and retain the management team and key talent to drive the Company’s sustainable development, and to reward superior company and individual performance, Columbia Sportswear Company (hereafter referred to as “the Company” or “Columbia”) has designed a Long Term Cash Incentive Plan (hereafter referred to as “LTI” or “the Plan”) in accordance with relevant laws and regulations.

2.
The Plan is drafted by the Company’s Corporate Human Resources Department and reviewed by the Compensation Committee of the Board of Directors. The Plan will come into effect as of 1/1/19 after the approval of the Compensation Committee of the Board of Directors.

3.	The Plan covers all majority owned subsidiaries and entities of Columbia Sportswear.

4.
The Corporate Human Resources Department, under the direction of the Compensation Committee of the Board of Directors and the CEO, administers the LTI Cash Plan and is responsible for implementing and operating the Plan, and will undertake tasks such as determining the grant size, calculating vesting and termination, etc.

5.	Principles of the Plan:

1)	The Plan should be simple, transparent and easy to understand and communicate to the eligible participants;

2)
The Plan should reward selected participants who have made a special contribution to the Company in the past, or who are expected to have a substantial role in the plans of the Company going forward, or both;

3)	The Plan is on-going in nature and should support the sustainable development of the Company;

4)	The Plan shall not require any monetary contribution from participants in order to obtain the long-term incentives under the Plan.

6.	Objectives of the Plan:

1)	Drive a performance culture, and align the interests of the Company and rewards of the Plan participants;

2)	Attract and retain excellent management and top performers to further the objectives of the Company;

3)	Encourage sustainable value creation so as to achieve stable, long-lasting development;

4)	Assist the management team in balancing medium-term and long-term objectives.

Chapter Two: Definitions

The following expressions in the Plan carry the respective meanings below:

Term	Definition
The Company	Columbia Sportswear Company and all majority owned subsidiaries
The Plan	Long Term Cash Incentive Plan
Board of Directors	The Board of Directors of the Company
Employee	Employees of the Company
Participant	Eligible Employees to participate in the Plan
CEO	Chief Executive Officer of Columbia Sportswear Company, the incumbent in the highest role with executive powers
Senior management executives	Senior vice presidents of the Company
Employee Performance Review Year	The whole fiscal year used as the basis to evaluate participant performance and determine the size of award to be granted
Grant	The award, in the form of cash, to be granted to the Participants according to the Plan
Be granted	Participants receive the award by way of written communication, according to the Plan
Performance Period	The period of time over which Company performance is measured
Award Agreement	Documentation delivered to the Employee containing the terms and conditions of the Long Term Cash Incentive Award
Vest	Upon satisfying the restrictive conditions in the Plan, the Participant’s acquisition of the right to receive the payout of award, based on the terms and conditions of the Plan
Vesting period	The period from the day the awards are granted to the day they are all vested to Participants
Company performance goal	The Company performance goal agreed by the CEO and CFO at the beginning of the year in which the award is granted
Retirement
 “Retirement” shall have the same meaning as provided in the applicable policy maintained by the Company for the benefit of the Participant or, in the absence of such policy, as determined by the Board in its discretion in accordance with applicable law.

Chapter Three: Plan Participants
The Plan participants include:

1)	Managerial employees of the Company as designated by the Corporate Human Resources department and approved by the CEO of the Company.

2)	Employees who have made outstanding contributions to the Company, nominated by the senior executives or the CEO.
Based on the participant’s position on the last working day of the Employee Performance Review Year, the participants shall meet the following conditions to be granted any LTI award:

1)	The participant should be a full-time employee of the Company

2)	The participant should have completed his/her probation/introductory period

3)	The participant’s individual performance results of Achieving or better per their manager’s assessment in the Employee Performance Review Year
Employees who have made outstanding contributions to the Company and nominated by the senior executives or the CEO need not satisfy the above criteria.
Participants described above do not include the Independent Directors and other Board members or Supervisory Board members who are only paid Director compensation or Supervisor compensation.
The grants to senior executives shall be approved by the Compensation Committee of the Board of Directors and the CEO according to the Plan, while grants to other Participants shall be proposed by the Corporate Human Resources department and approved by the CEO.
The final list of Plan Participants will be provided by the corporate Human Resources department and approved by the CEO. The participant list contains, but is not limited to, Participants’ names, positions and the amounts to be granted.

Chapter Four: Operational Model and Restrictions
The operational model for the Plan is as follows: the CEO in collaboration with the Company CFO determines the total fund of LTI awards under the Plan. Size of grant to each eligible Participant will be proposed by the Corporate Human Resources department and upon discussion, the final amount will be approved by the CEO.
The operational process for the Plan is as follows: the Corporate Human Resources department recommends LTI awards to be granted to each eligible Participant. After approval by the CEO, the Corporate Human Resources department issues letters of grant to each individual through the Award Agreement. Upon satisfying the vesting conditions, the Corporate Human Resources department notifies each Participant of the size of award which has vested.
Chapter Five: Grant of LTI Award
The CEO will review the Plan and decide on the grant of LTI awards, if any, on an annual basis.
Principles in determining the value of individual grant:

5)	Global Grade level of the employee

6)	Past performance of the employee

7)	Potential of and expectations from the employee

8)	Any other factor(s) which is/are deemed relevant

Chapter Six: Vesting and Invalidation of LTI Award
Vesting of the LTI awards granted is time-based and determined by Company performance during the Performance Period as defined in the Award Agreement.
The CEO has the sole discretion in determining the final actual LTI awards to be granted to eligible Participants
In general, the granted award will not vest if the Participant is no longer an employee of the Company or is serving his or her notice period on the date of vesting.
The conditions for vesting and lapse due to special circumstances of the Participants are as follows:

1)
Participant termination due to death or disability: All granted but unvested LTI awards will vest at the target amount and be paid out as soon as practicable to the beneficiary(ies) stated by the Participant in the Nominee Form.

2)
Participant termination due to retirement: Granted but unvested LTI awards will vest on a prorated basis with respect to the portion that would have been eligible for vesting in the year in which retirement occurs based on the Participant’s days of continuous service during the applicable year prior to the retirement, and the remaining unvested portion of the LTI awards will be forfeited.

3)	Participant exit due to resignation or termination: All granted but unvested LTI awards will be subject to the discretion of the CEO.

4)	Participant exit due to termination for cause: All granted but unvested LTI awards will be forfeited.

5)	The CEO reserves the right to make appropriate settlement at any time for situations not covered by the above articles.
The conditions for vesting and lapse due to special circumstances of Columbia are as follows:

1)
On the day that the company is ordered to liquidate or the company passes a resolution to go through voluntary liquidation (excluding an immediate merger and / or reorganization thereafter, when the majority of the company's business operations, assets and liabilities are transferred to or taken over by another company, which would be another case), the granted but unvested LTI awards will be canceled.

2)
In the event of a change in control, where corporate control is taken over by another legal entity, due to Merger or Acquisition or other reasons, the provisions of the Plan will continue for all granted awards (whether vested or unvested) but no further grants may be made under the Plan. The Compensation Committee of the Board of Directors and the CEO, or similar body of the Merged Company or the Acquiring Company may make limited changes to the Plan document, especially in the case of regulatory considerations which may apply to the Merged or Acquiring Company. The Compensation Committee of the Board of Directors and the CEO, or similar body of this Merged or Acquiring Company will be responsible for governance of the Plan, going forward.

The vesting and termination arrangements of senior executives should be approved by the Compensation Committee of the Board of Directors and the CEO. For other Participants, the vesting and termination arrangements should be administered by the Corporate Human Resources department.
Chapter Seven: Rights and Duties of the Company and the Participants
Without major misconduct, Participants who continue to be employed with the Company and are eligible may be granted LTI awards under the Plan.
Personal tax arrangement for Participants under the Plan should be conducted according to relevant national rules and regulations and will be borne by the Plan Participants.
Chapter Eight: Revision and Termination of the Plan
The Compensation Committee of the Board of Directors and the CEO, as the governing body of the Plan, has the right to revise or authorize the Corporate Human Resources department to revise the Plan. Any significant revisions shall be approved by the Compensation Committee of the Board of Directors and the CEO.
The significant revisions mentioned above include, but are not limited to:

1)	Basic operation mode and restrictions of the Plan.

2)	The scope of Participants.

3)	Determination of award size

4)	Revision and termination of the Plan.
The Company reserves the right to terminate the Plan at any time and determine the arrangement for the LTI awards granted to Participants.
With the termination of the Plan, the unvested LTI awards shall be cancelled with immediate effect.
Chapter Nine: Supplementary Provisions
The Plan will come into effect at the date of the Compensation Committee of the Board of Directors approval.
The Compensation Committee of the Board of Directors reserves the right to interpret any part of the Plan.
Participants are considered to have agreed to accept the corresponding restrictions and undertake various obligations under the Plan, when they agree to accept the beneficial rights under the Plan after its coming into effect.

(End of the document)

Columbia Sportswear Company

1/1/2019